EX 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559, 333-278611, and 333-286685) on Form S-8 and in the registration statements (Nos. 333-278193 and 333-226878) on Form S-3 of our report dated February 26, 2026, with respect to the consolidated financial statements of Energy Fuels Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Denver, Colorado
February 26, 2026